SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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    Soliciting Material Pursuant to §240.14a-12

Cenveo, Inc.

(Name of Registrant Specified in Its Charter)

Burton Capital Management, LLC
Goodwood Inc.
1354037 Ontario Inc.

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Burton Capital Management, LLC 100 Northfield Street Greenwich, CT 06830	Goodwood Inc. 212 King Street West, Suite 201 Toronto, Ontario M5H 1K5 Canada

August 9, 2005

Dear Fellow Cenveo, Inc. Shareholder:

Together with certain individuals, Burton Capital Management, LLC and Goodwood Inc. own 5,427,934 shares, or 10.7% of the outstanding common stock of Cenveo, Inc. ("Cenveo"). We believe that Cenveo's board of directors has failed to make the decisions necessary to improve Cenveo's performance and enhance shareholder value. We believe that the board's track record is unsatisfactory and their results tell the whole story. Not surprisingly, between January 1, 2000 and April 7, 2005 (the date our ownership of Cenveo's common stock was publicly disclosed), a period of over five years, an investment in Cenveo's shares lost approximately 53% of its value. We believe this is completely unacceptable. In an effort to enhance shareholder value, we have called a special meeting of Cenveo's shareholders to elect our slate of directors, several of whom have significant printing and publishing industry experience. If elected, these persons intend to appoint Robert G. Burton, Sr. as Chairman and Chief Executive Officer of Cenveo. Mr. Burton has over 30 years of experience in the printing and media industries and a superior track record of increasing shareholder value as the Chief Executive Officer of public companies. We believe that a change of direction is required for Cenveo to become successful and to enhance shareholder value.

Vote for change. Vote to replace the directors who have so badly failed us. Vote "FOR" the removal of all of the current directors, vote "FOR" the election of Robert G. Burton, Sr., Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, Michael W. (Max) Harris, Thomas Oliva and Robert T. Kittel and "FOR" each of our other proposals, by signing the enclosed WHITE Proxy and returning it to D.F. King & Co., Inc. in the self-addressed, postage-paid envelope provided.

We urge you to read the enclosed proxy statement carefully, as it contains more detailed information about the nominees and the other proposals we will present at the special meeting.

If you have any questions, please call D.F. King & Co., Inc. toll free at (800) 967-7921. Banks and brokers may call collect at (212) 269-5550.

Thank you for your support.

Sincerely,

Burton Capital Management, LLC		Goodwood Inc.
By:	/s/ Robert G. Burton, Sr.	By:	/s/ Peter H. Puccetti
	Robert G. Burton, Sr. Chairman, CEO and Managing Member		Peter H. Puccetti Chairman and Chief Investment Officer

SPECIAL MEETING OF SHAREHOLDERS OF CENVEO, INC.

PROXY STATEMENT
OF
BURTON CAPITAL MANAGEMENT, LLC
AND
GOODWOOD INC.

This proxy statement and the enclosed WHITE proxy card are being furnished to you, the shareholders of Cenveo, Inc. ("Cenveo"), in connection with the solicitation of proxies by Burton Capital Management, LLC ("BCM") and Goodwood Inc. ("Goodwood") for use at the special meeting of Cenveo's shareholders that they have called with certain other shareholders. This proxy statement and the WHITE proxy card are first being furnished to the shareholders of Cenveo on or about August 10, 2005.

Cenveo has announced that the special meeting of its shareholders will be held on Wednesday, September 14, 2005, beginning at 7:00 a.m. (Colorado time) at the Manor House Restaurant, 1 Manor House Road, Littleton, Colorado. Cenveo has announced that the record date for determining shareholders entitled to notice of and to vote at the special meeting is July 18, 2005.

* * * * *

This solicitation is being made by BCM and Goodwood and not on behalf of the incumbent board of directors of Cenveo.

Your vote at the special meeting is very important, no matter how many or how few shares you own. BCM and Goodwood recommend that you elect the individuals named in this proxy statement (and the accompanying WHITE proxy card) as directors of Cenveo at the special meeting of shareholders to be held on Wednesday, September 14, 2005. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly.

Please do not return any proxy card sent to you by Cenveo's incumbent board of directors. Even if you may have voted on Cenveo's proxy card, you can easily change your vote and revoke that proxy by signing, dating and returning the enclosed WHITE proxy card. Only your latest dated proxy will count at the special meeting.

* * * * *

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call toll free: (800) 967-7921
Banks and Brokers, call collect: (212) 269-5550

or

Robert G. Burton, Jr. Burton Capital Management, LLC 100 Northfield Street Greenwich, CT 06830 (203) 302-3700	Robert T. Kittel Goodwood Inc. 212 King Street West, Suite 201 Toronto, Ontario M5H 1K5 Canada (416) 203-2022

i

TABLE OF CONTENTS

REASONS FOR THE SOLICITATION	1
PROPOSED PLAN FOR CENVEO	4
ROBERT G. BURTON, SR. AND BURTON CAPITAL MANAGEMENT, LLC	7
BACKGROUND TO THE SOLICITATION	7
MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING	11
ELECTION OF DIRECTORS	13
Background of the Director Nominees	13
Share Ownership of the Director Nominees	15
Corporate Governance Matters	16
Other Information About the Director Nominees	16
Information About the "Participants in the Solicitation"	17
Section 16(a) Beneficial Ownership Reporting Compliance	17
CHANGE OF CONTROL PROVISIONS	18
Cenveo's Debt Instruments	18
Cenveo's Employment Agreements, Benefit Plans and Other Agreements	19
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	21
How do I vote in person?	21
How do I vote by proxy?	21
What if I am not the record holder of my shares?	21
What should I do if I receive a GOLD proxy card?	21
What if I want to revoke my proxy?	21
Should I submit a proxy if I plan to attend the special meeting?	22
Who can vote?	22
How many votes do I have?	22
How will my shares be voted?	22
What is a "quorum" and why is it necessary?	22
What vote is required to approve each proposal and how will votes be counted?	22
Am I entitled to appraisal rights?	23
How can I receive more information?	23
SOLICITATION OF PROXIES	24
INFORMATION ABOUT CENVEO	24
ANNEX A — PROPOSED AMENDMENTS TO BYLAWS	A-1
ANNEX B — INFORMATION ABOUT THE "PARTICIPANTS IN THE SOLICITATION"	B-1
Background of the Participants	B-1
Transactions in Cenveo Securities	B-1
Arrangements, Interests and Transactions	B-6
ANNEX C — CERTAIN BENEFICIAL OWNERS OF CENVEO	C-1

ii

REASONS FOR THE SOLICITATION

We believe that Cenveo's board of directors has failed to take the actions necessary to enhance shareholder value. While many of Cenveo's competitors have made the decisions necessary to deliver performance in a challenging environment, Cenveo has stood still and underperformed. Not surprisingly, between January 1, 2000 and April 7, 2005 (the date our ownership of Cenveo's common stock was publicly disclosed), a period of over five years, an investment in Cenveo's shares lost approximately 53% of its value. During that same time, the stock price of three of Cenveo's peers, Consolidated Graphics, Inc., R.R. Donnelley & Sons Company and Cadmus Communications Corporation, outperformed Cenveo's stock price.

As the holder of 10.7% of Cenveo's outstanding common stock, we find Cenveo's performance unacceptable. In an effort to enhance shareholder value, we are proposing the slate of directors listed below under "Election of Directors," several of whom have significant printing and publishing industry experience. If elected, these persons intend to appoint Robert G. Burton, Sr. as Chairman and Chief Executive Officer of Cenveo. Mr. Burton has over 30 years of experience in the printing and media industries and a superior track record of increasing shareholder value as Chief Executive Officer of public companies. We believe for the following reasons that a change of direction is required for Cenveo to become successful and enhance shareholder value.

Poor Share Price Performance

To understand why change is necessary, one need look no further than Cenveo's share price. On December 31, 1999, Cenveo's stock closed at $13.50 per share on the New York Stock Exchange. Over five years later, on April 7, 2005 (the date our ownership of Cenveo was publicly announced), the closing price was $6.28 per share, representing a 53% decrease. Over the same time period, Cenveo also underperformed the overall equity market by a wide margin. The chart below illustrates Cenveo's share price performance from December 31, 1999 through April 7, 2005, assuming a $100 investment, compared to an investment of the same amount in the NYSE Composite Index:

Figure 1: Cenveo vs. NYSE Composite Index (1)

(1)	The NYSE Composite Index is an average of prices for all stocks traded on the New York Stock Exchange.

We acknowledge that the market conditions in the printing industry have been difficult, particularly since 2001. However, we believe that this represents only one reason for the underperformance of Cenveo.

Poor Operating Performance and Missed Public Targets

Over the past several years, Cenveo's financial performance has eroded substantially. We believe that this poor performance is due primarily to the board's inability to properly right-size the cost structure to meet the ever changing dynamics of the printing industry and realities associated with the economic downturn that started in 2001. Over the past several years, Cenveo has:

•	produced poor operating results, as Cenveo's Operating EBIT Margin has fallen from 8.9% in fiscal year 1999 to 4.5% in fiscal year 2004, despite Cenveo incurring approximately $145 million of restructuring costs, impairments and other charges over the five fiscal years through fiscal year 2004;

•	failed to grow the business despite increased costs, as sales at Cenveo have fallen from $1.85 billion in fiscal year 1999 to $1.74 billion in fiscal year 2004, while selling, general and administrative expenses at Cenveo actually rose from $252.1 million in fiscal year 1999 to $265.9 million in fiscal year 2004; and

•	destroyed substantial shareholder value, as shareholders equity has fallen from $375.3 million at December 31, 1999 to $57.4 million at December 31, 2004.

In addition to this poor operating performance, Cenveo has missed its publicly stated goals and targets on more than one occasion. Most recently, on December 10, 2004, Cenveo announced that it would not achieve its goal for fiscal year 2004 of EBITDA in the range of $135 - $142 million. On February 14, 2005 Cenveo reported EBITDA for fiscal year 2004 of $128.6 million or approximately 5% less than the low end of its previously announced range.

We believe that this poor operating performance, combined with a history of missing established targets, is not acceptable to Cenveo shareholders. We believe substantial changes are required at Cenveo to reverse this decline and improve operating performance.

Bloated Cost Structure

Despite the sales and Operating EBIT Margin decline at Cenveo since fiscal year 1999, Cenveo's board of directors has not been able to, or is unwilling to, reduce Cenveo's cost structure to adjust to market realities. We believe that Cenveo's cost structure is above industry norms. This is evidenced by the following Operating EBIT Margin comparisons with certain of Cenveo's printing industry competitors:

Table 1: Operating EBIT Margin Comparison

TTM to December 31, 2004(1)	Cenveo	Consolidated Graphics	RR Donnelley	Cadmus
Sales (Millions US$)	$1,742	$765	$7,156	$435
Operating EBIT Margin(2)	4.5%	7.0%	9.0%	7.8%

(1)	Information derived from Cenveo's annual report on Form 10-K for its year ended December 31, 2004, Consolidated Graphics' annual report on Form 10-K for its year ended March 31, 2004 and its quarterly reports on Form 10-Q for the quarterly periods ended June 30, 2004, September 30, 2004 and December 31, 2004, RR Donnelley's annual report on Form 10-K for its year ended December 31, 2004 (and its current report on Form 8-K dated (date of earliest event reported) March 1, 2005) and Cadmus's annual report on Form 10-K for its year ended June 30, 2004 and its quarterly reports on Form 10-Q for its quarterly periods ended March 31, 2004, September 30, 2004 and December 31, 2004.

(2)	Operating EBIT for Cenveo, Consolidated Graphics, RR Donnelley and Cadmus is equal to reported operating income excluding restructuring, impairments and other charges, settlement of litigation, impairment on operations formerly held for sale, impairment loss (gain) on assets held for sale, and loss on early extinguishment of debt. For RR Donnelley, Operating EBIT also excludes $80.8 million of costs deemed by it to be non-recurring. Operating EBIT Margin for Cenveo, Consolidated Graphics, RR Donnelley and Cadmus is defined as Operating EBIT (as defined above) divided by sales.

Cenveo's board of directors claimed in Cenveo's 2004 annual report that Cenveo had completed substantial cost reductions. However, despite reported cost reductions, we believe that Cenveo has not seen a material improvement in operating performance. In the letter to shareholders contained in Cenveo's fiscal year 2004 annual report, Cenveo's former CEO and President said that:

"Over the past three years, Cenveo has cut more than $130 million in costs from our business[.]"

In addition, on Cenveo's May 2, 2005 conference call, Susan Rheney, Cenveo's Chairperson, said that:

"Since the low point of Q2 2002, Cenveo has consistently improved its operating results even in the face of an estimated $60 million of price reductions by taking substantial costs out of the business."

Unfortunately, Cenveo shareholders have not seen the benefits that are referred to. While the above statements would imply a substantial increase in Cenveo's Operating EBIT, operating performance has stayed virtually the same. Operating EBIT was $78.1 million for fiscal year 2004, essentially unchanged from Operating EBIT of $77.4 million in fiscal year 2002, and down substantially from $94.4 million in fiscal year 2001.1

Cenveo's Current Strategy is Flawed

Cenveo's board of directors has articulated a strategy whose success is based on Cenveo's ability to increase its market share. On the May 2, 2005 conference call, Ms. Rheney said that Cenveo's strategy is to "grow our share of the markets we are in and increase our return on capital employed." We believe that a strategy based on growing market share in the printing industry requires Cenveo to be the low cost producer in the industry. We believe that Cenveo's current bloated cost structure, combined with Cenveo's history of poor operating performance, make this strategy inherently flawed.

We do not believe that Cenveo's board of directors has the competence or experience necessary to implement a cost-cutting program with the breadth and scope necessary to align Cenveo's cost structure with that of its peers. Although Cenveo's board of directors has also announced a review of "strategic alternatives" that could include selling all or part of Cenveo, refinancing, raising additional capital or restructuring Cenveo, we do not believe the current review of alternatives will produce any outcome that is superior to the value we believe we can create for Cenveo's shareholders. We have reached these conclusions due to the inability of the board of directors to produce results over the past several years. Although several members of Cenveo's board of directors were appointed relatively recently (many in 2003 and later), we believe that the current board has not adopted practices that are significantly different from those of its predecessors, as evidenced by Cenveo's recent financial results. We believe that a competent and successful board of directors would have delivered stock price performance more in line with that of Cenveo's peers.

Cenveo's Cost Cutting Does Not Go Far Enough

We believe that the cost cutting program announced by Cenveo management is insufficient to turn around Cenveo and make it more cost competitive. We believe that, in light of the speed with which Cenveo was able to identify cost-cutting measures after we called the special meeting, there are further opportunities to reduce costs and that significant additional cost reductions are required to make Cenveo cost competitive and enhance shareholder value.

We believe that the track record of Cenveo's board of directors over the past several years has been poor. We believe that it is time for a change in Cenveo's direction in order to enhance shareholder value. Given Cenveo's poor operating performance, its repeated missed public targets and current high level of indebtedness, we believe that change is required now before it is too late.

[1]	Fiscal year 2001 Operating EBIT is derived from Cenveo's annual report on Form 10-K for its year ended December 31, 2003 and includes income from operations that were discontinued but subsequently restated to include such amounts, which reflect operations that are still part of Cenveo's business.

PROPOSED PLAN FOR CENVEO

Elect a Shareholder-Focused Board of Directors with Substantial Industry Experience

As stated below in the section entitled "Election of Directors," we propose to nominate Robert G. Burton, Sr., Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, Michael W. (Max) Harris, Thomas Oliva, and Robert T. Kittel for election as directors of Cenveo.

Our nominees include established business leaders with an established track record of producing results for shareholders, several of whom have valuable experience in the printing, publishing and graphic arts industries. Robert G. Burton, Sr., Mark J. Griffin and Patrice M. Daniels are former directors of World Color Press, Inc., which is now part of Quebecor World, Inc., one of the world's largest commercial printers. Thomas Oliva and Michael W. (Max) Harris are both successful printing industry veterans each with over 20 years industry experience in sales and manufacturing and have worked closely with Mr. Burton on previous turnarounds in the printing industry. We believe that our nominees have the business experience, perspective and track record to provide Cenveo with a new direction and improve Cenveo's focus on customers and shareholder returns.

Install a New Management Team, Led by Robert G. Burton, Sr. as Chief Executive Officer

We intend, upon the election of the proposed slate of directors, to appoint Robert G. Burton, Sr. as Chairman and Chief Executive Officer of Cenveo. We believe that Mr. Burton has an exceptional track record in bringing renewed operational focus and executing corporate turnarounds. His successful business experience at International Business Machines Corporation, Capital Cities/ABC, World Color and Moore Corporation Limited have prepared him well for this new assignment.

Upon being hired as Cenveo's Chairman and Chief Executive Officer, Mr. Burton plans to put in place the people who he believes are the best managers and employees possible, derived from internal and external candidates, and hold them personally accountable for driving results within their areas of responsibility. Mr. Burton has a long track record of successfully attracting top industry talent and working successfully with a company's existing management. During his tenure at Moore, Mr. Burton hired over 100 executives that had worked with him previously to assist in the turnaround. Mr. Burton has already made preliminary contact with several executives with extensive printing, technology, and manufacturing experience whom Mr. Burton would want to become part of the Cenveo team upon his appointment as Chairman and CEO. Despite these preliminary contacts, there are no contracts, arrangements or understandings with any of these persons with respect to their future employment at Cenveo. Although we have made no final determinations about the members of the management team that will be put into place (and the selection of the management team is subject to board approval), it is likely that Thomas Oliva and one or more of Mr. Burton's three sons, Robert G. Burton, Jr., Michael G. Burton and Joseph P. Burton, will have a role at Cenveo. We expect that Mr. Oliva would be an executive officer but do not expect that Mr. Burton's sons would be executive officers or report to Mr. Burton. From December 2002 until January 2004, Mr. Oliva was the President and Chief Operating Officer of Moore Wallace Inc., a commercial printing company. From June 2002 until December 2002, he was the Group President of the outsourcing division of Moore. From December 2000 until December 2002, he was the Group President of the Forms and Labels Division of Moore. From January 2000 until May 2000, Mr. Oliva was the Group President for the Gravure Catalog and Magazine Division of World Color. Robert G. Burton, Jr. served at Moore (Moore acquired Wallace Computer Services, Inc. and changed its name to Moore Wallace Inc. during 2003) as Senior Vice President — Investor Relations and Corporate Communications during 2002 and 2003. Prior to that, he had served at Moore as Vice President — Investor Relations and Corporate Communications since December 2000. Prior to joining Moore, he held a series of positions at World Color (a KKR portfolio company) and served as its Vice President — Investor Relations and Corporate Communications from 1997 to 1999. Michael G. Burton served at Moore from 2000 to 2003 in various roles, including as Director — Synergy Development, Director — Commercial and Subsidiary Operations and Vice President — Commercial. Joseph P. Burton served at Moore during 2002 and 2003 as Director — Operational Projects.

Our Plan For Cenveo

We believe that there is nothing fundamentally wrong with Cenveo except for the fact that the current Cenveo board of directors has lost sight of its cost structure and the resources that made it successful in the past. We will hold our management team personally accountable for results. Excuses will be unacceptable. We will look to aggressively control costs, leverage our partnerships with suppliers, and expand our relationship with our customers through a more aggressive and comprehensive "one-stop shopping" platform across Cenveo's business lines. We will intensify our focus on our customers in order to enhance shareholder value.

Right-Size Cenveo's Cost Structure

We intend to implement a plan to adjust Cenveo's cost structure, bringing it more in line with that of its competitors and the realities of the printing industry. The goal will be to eliminate unnecessary costs, making Cenveo more cost competitive in the marketplace and making Cenveo a low-cost producer in the industry. We expect that the cost savings plan will include:

•	a thorough review of all of Cenveo's operating units, resulting in the sale, spin-off, restructuring or elimination of those that do not generate appropriate returns or are not related to Cenveo's core business;

•	the centralization of all corporate functions to reduce facilities costs and eliminate duplication and the shut down of all non-essential activities and programs;

•	implementation of plant-wide manufacturing and productivity programs to drive efficiency improvements; and

•	further leveraging Cenveo's size and partnering with strategic suppliers to further reduce costs and improve efficiency.

This review will result in cost reductions having a run rate of at least $50 million in the first 12 months, and an additional $25 million in the second 12 months after Mr. Burton is appointed CEO. We believe that these efforts will result in a much stronger Cenveo, one that can begin to profitably grow market share again, compete over the long-term and enhance shareholder value. If Cenveo successfully implements the cost reductions it announced on August 2, 2005 (annualized savings of $55 million), we believe that the cost reductions from our review would be reduced proportionately.

BCM and Goodwood believe that if the foregoing cost reductions are made, substantial value will be created for shareholders, with the stock potentially worth $10 to $12 per share. This belief is based on the following information about Cenveo's printing industry competitors:

	8/3/05 Stock Price	Shares O/S (millions)			Market Cap (millions)	Enterprise Value (millions)	(a)		EBITDA (millions)	(b)		Enterprise Value/ EBITDA
Cadmus Communications Corporation	$20.35	9.3	(c	)	$189.9	$348.1	(c	)	$55.1	(c	)	6.3x
R.R. Donnelley & Sons Company	$38.00	213.5	(d	)	$8,113.0	$10,370.3	(d	)	$1,268.2	(d	)	8.2x
Consolidated Graphics, Inc.	$41.45	13.8	(e	)	$571.1	$669.9	(e	)	$102.9	(e	)	6.5x
Average												7.0x

(a)	Market capitalization + short term debt + long term debt + preferred stock + minority interest - cash on hand. Short term debt, long term debt, preferred stock, minority interest and cash on hand included in reported data are as of June 30, 2005.

(b)	All reported EBITDA excludes non-recurring and extraordinary items. EBITDA is reported for the 12 months ended June 30, 2005.

(c)	All information is as reported in (or derived from) the Cadmus press release filed as Exhibit 99.1 to the current report on Form 8-K dated (date of earliest event reported) August 4, 2005.

(d)	All information is as reported in (or derived from) the R.R. Donnelley press release filed as Exhibit 99.1 to the current report on Form 8-K dated (date of earliest event reported) August 4, 2005 and its current report on Form 8-K dated (date of earliest event reported) March 1, 2005.

(e)	All information is as reported in (or derived from) the Consolidated Graphics press release filed as Exhibit 99.1 to the current report on Form 8-K dated (date of earliest event reported) July 27, 2005, its annual report on Form 10-K for the year ended March 31, 2005 and its quarterly report on Form 10-Q for the period ended June 30, 2004.

Based on the above peer group information, if Cenveo's enterprise value was valued at the average multiple of its peers and it implements the foregoing cost reductions, BCM and Goodwood believe

Cenveo would have an enterprise value of approximately $1,400 million (i.e., 7 x $200 million, which is approximately equal to Cenveo's reported EBITDA of $128.6 million for its year ended December 31, 2004 plus the anticipated effect of $75 million of cost reductions). Assuming such an enterprise value, Cenveo would have an equity value of approximately $618 million (i.e., $1,400 minus $784 million of long-term debt (including current portion) plus $2 million of cash and cash equivalents). The foregoing equity value would result in a per share value of approximately of $12.12 per share. However, there can be no assurance that Cenveo's price will ever reach that level, even if we successfully implement all of the cost reductions described above.

Pursue Profitable Growth Organically

We will continue to bring to Cenveo's customers world class solutions to their printing needs. To do this we will look to strengthen the sales infrastructure within Cenveo. We will recruit and hire senior sales managers who will be held personally accountable for their results. We will further leverage Cenveo's vast array of products and services via a "one-stop shopping" platform to offer Cenveo's customers access to all of our products with efficiencies and cost saving for them. We will examine all contracts and customer relationships and when they do not drive acceptable levels of returns for Cenveo, we will make the painful and tough decisions to walk away from unprofitable business.

Reduce Leverage Over Time

It is our intention to reduce Cenveo's financial leverage over time. Cenveo has indicated, as recently as its second quarter earnings call on August 2, 2005, that it expects to generate $35 million of free cash flow from operations during fiscal year 2005. In light of this, we do not believe that Cenveo needs any additional new liquidity currently. We believe that if our plans to right-size Cenveo's cost structure are successful, together with improved operating performance, any excess free cash flow will be used to pay down debt and reduce Cenveo's leverage.

Align Management and Employee Interests with Shareholders Interests

We believe that it is critical that the interests of Cenveo's employees and management be completely aligned with those of its shareholders. We believe that the only way to achieve this is through management and employee ownership of Cenveo's stock, a determination Mr. Burton has made based on his experience leading public companies. We do not believe that Cenveo's current executive stock ownership requirement is sufficient to align the interests of employees and management with those of its shareholders because the current requirement applies only to "executive officers" and not to employees or other members of management and because the current requirement allows executives to reach their target ownership over a five year period, which we believe is far too long a period of time.

We intend to immediately implement an employee stock purchase plan to facilitate the purchase of shares by management and employees at market prices, through regular payroll deductions. In addition, we intend to require all senior managers to own a specified amount Cenveo's stock, purchased at market prices.

Deliver Results to Shareholders

Finally, we intend to deliver on the promises that we make. Excuses will be unacceptable. We also intend to aggressively control costs going forward and to refocus Cenveo's sales efforts on establishing its position in the marketplace.

We believe that our plan will result in the changes that are necessary to make Cenveo successful and improve the focus on its customers. We also believe that this plan will result in superior returns for shareholders as compared to the returns expected if Cenveo's current direction is continued. However, no assurance can be given that the election of our nominees to Cenveo's board of directors will result in the changes necessary to make Cenveo successful or will provide superior returns to Cenveo's shareholders.

ROBERT G. BURTON, SR. AND BURTON CAPITAL MANAGEMENT, LLC

It is our intention, following the election of our slate of directors outlined below, to hire Robert G. Burton, Sr. as Cenveo's Chief Executive Officer and as Chairman of its board of directors. We believe that Mr. Burton, a Printing Impressions Hall of Fame member, is recognized for his intense focus on customers and on enhancing shareholder value. We believe that Mr. Burton has proven his ability to turn around underperforming companies.

Mr. Burton is the Chairman, CEO and Managing Member of Burton Capital. BCM was formed to invest in middle market manufacturing companies that provide an opportunity for increased shareholder value through intense management and operational changes and organic and acquisitive growth. Through BCM, Mr. Burton, who is the Managing Member and majority holder of the membership interests in BCM, has purchased 2,591,882 shares of Cenveo's common stock to date.

From December 2000 through December 2002, Mr. Burton was the Chairman, President and CEO of Moore, a leading printing company with over $2.0 billion in revenues for fiscal year 2002. During his tenure at Moore, Mr. Burton led Moore to a turnaround by significantly reducing costs, recruiting top-tier executive talent and growing revenue through acquisitions and a "one-stop shopping" customer focus. Moore's share price increased from $2.38 on December 12, 2000, the first date of Mr. Burton's employment, to $10.16 on December 6, 2002, the date of his resignation. This was not the first time Mr. Burton delivered results to shareholders.

From April 1991 through October 1999, Mr. Burton was the Chairman, President and CEO of World Color, a Kohlberg Kravis & Roberts portfolio company and a leading commercial printing company with revenues in excess of $2.3 billion in fiscal year 1998. During his nine-year tenure as the senior executive of World Color, Mr. Burton led its turnaround, which culminated in a sale to Quebecor Printing, Inc. in 1999. The sale created Quebecor World, one of the world's largest commercial printers. World Color completed its IPO on January 25, 1996 at a price of $19.00 per share and was sold to Quebecor at $38.00 per share.

From 1981 to 1991, Mr. Burton held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. At Capital Cities/ABC, Mr. Burton was instrumental in turning around the operations he ran from a loss position to a major profit contributor for the company. Mr. Burton has also held senior executive media positions at CBS and IBM and Walter Industries, Inc.

We believe that Mr. Burton's track record of exceptional performance, his knowledge of the commercial printing industry and his understanding of the needs of commercial print customers, will result in improved financial performance, increased shareholder confidence and, most importantly, increased value for Cenveo's shareholders.

BACKGROUND TO THE SOLICITATION

In July 2004, BCM contacted Cenveo's then Chairman, President and Chief Executive Officer, Mr. Paul Reilly, to discuss its interest in potentially acquiring Cenveo. A meeting was subsequently held between BCM and Mr. Reilly to explore this opportunity. As a result of this meeting and after several subsequent discussions, BCM proposed a transaction to acquire Cenveo at a price of $7.00 per share. The proposal was subject to, among other things, limited due diligence (BCM indicated that it could complete its diligence in less than a month and finalize the deal early in 2005) and a financing contingency, and was based upon Cenveo's public statements, namely that it expected to generate between $135 and $142 million of EBITDA for the fiscal year ending December 31, 2004, and that it intended to use Cenveo's free cash flow to reduce debt meaningfully by the end of fiscal 2004.

Subsequently, Cenveo advised BCM that Cenveo was only willing to entertain discussions with BCM if it would indicate a valuation range in the "high single-digits."

In early 2005, after learning of Mr. Reilly's plans to resign, BCM again contacted Cenveo's board of directors to express its continued interest in Cenveo. BCM indicated, in response to a statement that Cenveo was "not for sale," that BCM was willing to consider an alternative proposal. In February

2005, BCM proposed to invest up to $100 million in exchange for newly issued securities of Cenveo that would be priced based on the then current market price of approximately $3.00 per share. BCM also proposed that Robert G. Burton, Sr. would succeed Mr. Reilly as Chairman and Chief Executive Officer and that BCM would have the right to appoint two directors to Cenveo's then current board (in addition to Mr. Burton's appointment as Chairman). Cenveo never formally responded to this proposal.

During March 2005, BCM attempted to meet with Susan O. Rheney, Cenveo's Chairperson, to further discuss its proposals. BCM requested that Cenveo bring a financial advisor to a meeting with BCM to discuss BCM's proposals. On March 23, 2005, Ms. Rheney informed BCM that Cenveo's board would not hire an independent financial advisor to assist in the review of BCM's proposals or to accompany her at a meeting with BCM.

On April 7, 2005, BCM sent a letter to Cenveo's board of directors that included discussion of certain of BCM's prior contacts with Cenveo, as well as a summary of BCM's assessment of the causes of Cenveo's poor performance. The letter also requested a meeting to discuss various matters, including but not limited to, the following:

•	the installation of Robert G. Burton, Sr. as Chairman of Cenveo's board of directors and Chief Executive Officer; and

•	the appointment of two additional industry-experienced individuals chosen by BCM to Cenveo's existing board of directors to support Mr. Burton's efforts.

On April 8, 2005, Cenveo sent a letter to BCM disagreeing with "virtually all of the assertions" in BCM's letter of April 7, 2005.

On April 18, 2005, Cenveo issued a press release announcing that it had adopted a "poison pill," certain amendments to its bylaws (which could, among other things, delay special meetings of shareholders called by the holders of more than 10% of Cenveo's common stock) and a "severance benefit plan," which we have described below under "Change of Control Provisions — Cenveo's Employment Agreements, Benefit Plans and Other Agreements — Severance Plan." We have not yet determined whether to seek repeal of these measures by our director nominees. At the same time, Cenveo announced that it had retained Rothschild Inc. to assist the board in a "thorough evaluation" of Cenveo's strategic alternatives, and that the law firms of Wachtell, Lipton, Rosen & Katz and Hogan & Hartson, L.L.P. had been retained in connection with such evaluation.

On April 21, 2005, BCM sent Cenveo a letter discussing, among other things, the offer by Robert G. Burton, Sr. to serve as the Chairman and Chief Executive Officer of Cenveo, and to appoint two other individuals to its board of directors.

On May 6, 2005, BCM, Goodwood and a representative from Hughes Hubbard & Reed LLP, counsel for BCM and Goodwood, met with Ms. Rheney and Jerry Pickholz, another member of Cenveo's board, as well as representatives from Rothschild and Wachtell, Lipton, Rosen & Katz. At the meeting, BCM presented proposals to, among other things:

•	elect Mr. Burton as Cenveo's Chairman of the board of directors and Chief Executive Officer and elect two other individuals nominated by him to its board;

•	hire other senior managers; and

•	improve Cenveo's manufacturing/productivity, rationalize its existing plants, move its headquarters, change its benefits and insurance programs and adopt an employee stock purchase plan for executives and all other employees.

Despite our proposals, the June 10, 2005 edition of Printing Impressions Weekly reported that a partner at Wachtell, Lipton, Rosen & Katz had criticized our proposals "for a lack of details[.]" We obviously believe that this criticism was unwarranted.

On or about May 13, 2005, a representative from Rothschild informed a representative from Hughes Hubbard & Reed that:

•	Cenveo would not accept BCM's proposal to elect Mr. Burton as Cenveo's Chairman and Chief Executive Officer and to elect two other individuals nominated by him to its board;

•	Cenveo would very much like BCM and Goodwood to "participate" in the "process"; and

•	a significant investment in Cenveo (of at least $50 million) by BCM and Goodwood might help Cenveo's board of directors determine that the proposal by BCM and Goodwood was attractive.

On or about May 16, 2005, a representative from Hughes Hubbard & Reed informed a representative from Rothschild that BCM and Goodwood might be willing to make a small additional investment in Cenveo if such an investment would be helpful to induce the board to accept BCM and Goodwood's proposal. The representative from Rothschild was also informed that BCM and Goodwood would consider making such an investment only if Cenveo would agree to negotiate exclusively with them to see if the parties could reach an agreement in a short period of time.

On May 20, 2005, a representative of Rothschild called a representative of Hughes Hubbard & Reed to inform them that Cenveo would not stop its process to negotiate with BCM and Goodwood. Rothschild further informed Hughes Hubbard & Reed that Cenveo's board would only consider the proposal by BCM and Goodwood, which would have resulted in the election of Mr. Burton as Chairman and Chief Executive Officer and two other designees of BCM and Goodwood as directors, if they were willing to make an investment significantly larger than $50 million, and only if they signed a confidentiality agreement, the terms of which would be negotiated with Wachtell, Lipton, Rosen & Katz.

On May 25, 2005, BCM sent Cenveo a letter stating its intention to call a special meeting of Cenveo's shareholders to nominate a slate of directors who will "act affirmatively in the best interests of" Cenveo's stockholders.

On June 10, 2005, BCM, Goodwood and certain other shareholders sent Cenveo a letter demanding the special meeting of shareholders with respect to which this proxy statement relates. The letter was sent in accordance with Section 7-107-102(1)(b) of the Colorado Business Corporation Act, which requires a Colorado corporation to hold a special meeting of shareholders if "the corporation receives one or more written demands for [a special] meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting." Additionally, the letter included additional information required by certain provisions of Cenveo's bylaws.

Also on June 10, 2005, BCM, Goodwood and the same other shareholders sent Cenveo a letter demanding, among other things, information about the record and beneficial ownership of Cenveo's common stock.

On June 16, 2005, Cenveo's attorneys made a list of the record holders of Cenveo's common stock available to BCM and Goodwood and informed them of their view that the Colorado Business Corporation Act did not require Cenveo to provide the other information BCM and Goodwood had requested.

On June 17, 2005, Cenveo announced that the special meeting would be held on Wednesday, September 14, 2005. Cenveo's bylaws required the meeting to be called within 90 days of the date Cenveo confirmed that the persons making the demand actually owned the number of shares of its common stock required to call a special meeting on the date the demand was made. Accordingly, the meeting date selected was the last date permitted by Cenveo's bylaws.

On or about the week of June 27, 2005, a representative of Hughes Hubbard & Reed called a representative of Wachtell, Lipton, Rosen & Katz in order to request that the Cenveo board of directors approve of the election of our nominees for purposes of the change of control obligations under Cenveo's debt instruments and severance arrangements. As discussed under "Change of Control Provisions," the failure to give the requested approval would give the holders of these debt instruments the right to impose a large expense on Cenveo (and would give rise to an obligation on the part of Cenveo to make severance payments in accordance with the terms of the severance arrangements described under "Change of Control Provisions — Cenveo's Employment Agreements, Benefit Plans and Otter Agreements").

On or about the week of July 11, 2005, Wachtell, Lipton, Rosen & Katz informed Hughes Hubbard & Reed that the Cenveo board of directors had not yet determined whether to approve of the election of our nominees for purposes of the change of control obligations under Cenveo's debt instruments and severance arrangements.

On July 18, 2005, BCM sent a letter expressing its disappointment in the failure of the Cenveo board of directors to approve of the election of our nominees for purposes of the change of control obligations under Cenveo's debt instruments and severance arrangements. As discussed above, we had first tried to deal with this issue by privately asking the Cenveo board of directors to make the requested approval, but the board's determination not to do so left us no choice but to publicize our concerns.

On July 21, 2005, Cenveo sent a letter stating that the Cenveo board of directors would not approve of the election of our nominees for purposes of the change of control obligations under Cenveo's debt instruments and severance arrangements.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

In order to replace the current board, we are soliciting proxies to take the following actions at the special meeting of shareholders:

Proposal 1	To amend Cenveo's bylaws to permit the shareholders to fix the number of directors constituting the entire board of directors, including by appropriate amendment to Section 3.1 of Cenveo's bylaws. The text of the amendment to the bylaws is set forth in Annex A. Adoption of this bylaw by shareholders will not prevent shareholders or the board from further amending the bylaws to again change the number of directors following the special meeting. No action by Cenveo's board of directors is required to implement this amendment.
Purpose

The purpose of Proposal 1 is to ensure that Cenveo's shareholders have the right to set the number of directors on the board and to prevent the incumbent board from thwarting our intentions. Proposal 1 will allow the shareholders to ensure that the directors elected at the special meeting are Cenveo's only directors immediately following the special meeting.

Proposal 2	To repeal by appropriate amendment to Section 3.2 of Cenveo's bylaws the provision that may purport to require vacancies on the board of directors to be filled by the directors. The text of the amendment to the bylaws is set forth in Annex A.
Purpose

The purpose of Proposal 2 is to ensure that Cenveo's shareholders are entitled to fill the vacancies they might create and to prevent the incumbent board from thwarting our intentions. The Colorado Business Corporation Act permits vacancies to be filled by the board or shareholders. However, Section 3.2 of Cenveo's bylaws states that any vacancy on the board of directors may be filled by the remaining directors. We are not certain of this bylaw's intended effect. It may be intended merely to restate one aspect of Colorado law (i.e., that directors may fill vacancies). However, it may be intended to supersede Colorado law and prohibit shareholders from filling vacancies. Even though we believe the bylaw would be void if it is intended to supersede Colorado law, we nevertheless believe that it would be advisable to eliminate any possible confusion on the subject by repealing Section 3.2 of Cenveo's bylaws.

Proposal 3	To remove all persons currently serving as directors of Cenveo and remove any other persons elected to Cenveo's board of directors prior to the special meeting.
Purpose

Under applicable law, in order to replace the current directors at the special meeting of shareholders, the existing board first must be removed and then the vacancies created by such removal may be filled with new directors. Under the Colorado Business Corporation Act, Cenveo's directors may be removed with or without cause by the vote of the shareholders specified under "Questions and Answers About the Special Meeting — What Vote is Required to Approve Each Proposal and How Will Votes be Counted?"

Proposal 4	To set the size of Cenveo's board of directors at seven seats.
Purpose

The purpose of Proposal 4 is to ensure that once our nominees are elected as directors, they will constitute the entire board.

Proposal 5	To repeal each provision of or amendment to Cenveo's bylaws (other than the amendments added or effected pursuant to Proposals 1 and 2) adopted after the version of the bylaws included as Exhibit 3.2 to Cenveo's current report on Form 8-K dated (date of earliest event reported) April 17, 2005 as filed with the SEC on April 18, 2005.
Purpose

The purpose of Proposal 5 is to protect the transparency and fairness of the election process by ensuring that the provisions governing or related to the election of Cenveo's directors, as stipulated in the latest publicly available draft of the bylaws, remain unchanged through the time of the special meeting. Proposal 5 is designed to prevent the current board from changing the bylaws before the special meeting in ways that could limit the ability of Cenveo's shareholders to elect their choice of directors. However, Proposal 5 would also apply to any bylaw amendments adopted before the special meeting that are favored by a majority of Cenveo's shareholders. Proposal 5 would apply only to bylaw amendments adopted before the special meeting.

Proposal 6	To elect our seven nominees (referred to below under the heading "Election of Directors") to Cenveo's board of directors, in lieu of any persons who may be nominated by Cenveo's incumbent board or by any other person.

Purpose

The purpose of Proposal 6 is to elect our nominees. Our nominees would then comprise the entire board and commence implementing turnaround measures at Cenveo.

On June 10, 2005, together with certain other shareholders of Cenveo, we delivered written notice to the Secretary of Cenveo of our intention to nominate Robert G. Burton, Sr., Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, Michael W. (Max) Harris, Thomas Oliva and Robert T. Kittel for election to Cenveo's board at the special meeting and to present Proposals 1, 2, 3, 4, 5 and 6 described above to the shareholders of Cenveo for their approval at the special meeting. We believe that our nominees are highly qualified individuals who have the credibility and the solid experience in the commercial printing industry necessary to maximize the value and productivity of Cenveo's employees and assets. For more information regarding our nominees, see "Election of Directors" below.

If we become aware of a new matter raised by the board of directors of Cenveo after their proxy cards have been delivered to shareholders of Cenveo, but a reasonable time before the special meeting, we will either:

•	include this new matter in a revised proxy card and disseminate it to shareholders with accompanying explanatory soliciting material, thus giving shareholders a meaningful opportunity to revoke any previously executed proxy granting discretionary authority; or

•	if the new matter is not so included in the card, forego the exercise of discretionary voting authority on such matter.

If we do not receive notice of a new matter a reasonable time before the special meeting, our proxies may still exercise discretionary voting authority with respect to that matter in accordance with applicable laws and regulations.

ELECTION OF DIRECTORS

Cenveo's bylaws currently provide that there will be not less than one director, with the number of directors to be fixed from time to time by the board. The board currently consists of nine directors. We are asking Cenveo's shareholders to approve the reduction of the size of the board from nine to seven and elect our seven nominees.

Our nominees are Robert G. Burton, Sr., Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, Michael W. (Max) Harris, Thomas Oliva and Robert T. Kittel. We believe our nominees are highly qualified individuals based on their extensive business and professional experience.

Background of the Director Nominees

The following table sets forth the name, age (as of August 1, 2005) and background of each of our nominees. This information has been furnished to us by the respective nominees.

Name	Age	Background
Robert G. Burton, Sr.	66	Mr. Burton formed BCM in January 2003 and has been its Chairman, Chief Executive Officer and sole managing member since its formation. From December 2000 through December 2002, he was the Chairman, President and Chief Executive Officer of Moore Corporation Limited, a leading printing company with over $2.0 billion in revenue for fiscal year 2002. From April 1991 through October 1999, he was the Chairman, President and Chief Executive Officer of World Color Press, Inc., a leading commercial printing company. From 1981 through 1991, he held a series of senior executive positions at Capital Cities/ABC, including President of ABC Publishing. Preceding his employment at Moore, Mr. Burton was Chairman, President, and Chief executive Officer of Walter Industries, Inc., a diversified holding company.

Patrice M. Daniels	45	Ms. Daniels has been a Partner at Onyx Capital Ventures, a private investment firm that she co-founded, since October 2001. From March 1997 to October 2001, she was a Managing Director, High Yield and Acquisition Financing, at CIBC World Markets, an investment bank. Ms. Daniels is a director of CB Richard Ellis Group, Inc., a commercial real estate services firm.

Leonard C. Green	69	Mr. Green has been President of The Green Group, a financial services firm of CPAs, consultants and entrepreneurs, since 1976. Mr. Green is a Professor of Entrepreneurship at Babson College in Wellesley, Massachusetts. He is presently, and has served, on the board of directors of a number of private companies.

Mark J. Griffin	57	Mr. Griffin was the Founder of the Eagle Hill School, an independent private school in Greenwich, Connecticut. He has been its headmaster since 1975.

Name	Age	Background
Michael W. (Max) Harris	50	Mr. Harris was the co-founder of OEM, an optical disc manufacturing company in Charlotte, North Carolina, in March 2001. He has since served as its Chairman and CEO since that date. Mr. Harris has been a director of Ad-Plex Rhodes, a retail printing company, since January 2002, and has been its Chairman since February 2003. From 1973 until 2001, Mr. Harris served in a variety of roles at World Color, where he served as Executive Vice-President of Manufacturing from 1991 until March 1995. From March 1995 until October 1998, he served as the President of World Color's Manufacturing Operations, and he served as President of World Color's Retail Group from October 1998 until March 2001.

Thomas Oliva	47	From December 2002 until January 2004, Mr. Oliva was the President and Chief Operating Officer of Moore Wallace Inc., a commercial printing company. From June 2002 until December 2002, he was the Group President of the outsourcing division of Moore (Moore acquired Wallace Computer Services, Inc. and changed its name to Moore Wallace Inc. during 2003). From December 2000 until December 2002, he was the Group President of the Forms and Labels Division of Moore. From January 2000 until May 2000, Mr. Oliva was the Group President for the Gravure Catalog and Magazine Division of World Color.

Robert T. Kittel	33	Mr. Kittel has been a Partner of Goodwood, an investment management firm, since June 2003, and with Goodwood since June 2002. From June 2000 until February 2002, he was a Partner at Silvercreek Management Inc., an investment management firm. From February 1996 until May 2000, Mr. Kittel was employed by Cadillac Fairview Corporation, a commercial real estate development company.

Share Ownership of the Director Nominees

The following table contains a summary of the total number of shares of common stock of Cenveo beneficially owned by the nominees of BCM and Goodwood as of June 10, 2005.

The address for each nominee is listed below. The information in the following table has been furnished to us by the respective nominees. The percentage of ownership of common stock for each person listed below is based on 50,691,249 shares of common stock that Cenveo reported as outstanding as of July 18, 2005, the record date for the special meeting:

Name and Address	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Robert G. Burton, Sr. 100 Northfield Street Greenwich, CT 06830	2,591,882	5.1%
Patrice M. Daniels 116 32nd Street Manhattan Beach, CA 90266	—	—
Leonard C. Green 900 Route 9, 6th Floor Woodbridge, NJ 07095	328,230		*
Mark J. Griffin Eagle High School 45 Glenville Road Greenwich, CT 06831	—	—
Michael W. Harris 8500 South Tyron Street Charlotte, NC 28273	—	—
Thomas Oliva 21380 N. Middletown Drive Kildeer, IL 60047	342,948		*
Robert T. Kittel (a) 212 King Street West, Suite 201 Toronto, Canada M5H 1K5	—	—
All nominees as a group (seven persons)	3,263,060	6.4%

*	Represents less than 1% of Cenveo's outstanding common stock.

(a)	Mr. Kittel is a Partner of Goodwood, which is the beneficial owner of 5,427,934 shares, as more fully described in "Annex C—Certain Beneficial Owners of Cenveo."

In addition to the stock listed as owned by the director nominees in the above table, each of the director nominees who owns stock may be deemed to be a member of a group that collectively owns 5,427,934 shares of Cenveo's common stock. Each of the nominees disclaims beneficial ownership of the shares owned by the other members of the group. Additional information regarding the ownership by, and composition of, the group is included elsewhere in this proxy statement, including under "Annex C — Certain Beneficial Owners of Cenveo" and in "Annex B — Information About the Participants in the Solicitation."

Corporate Governance Matters

We expect that our nominees, if elected, will adopt and follow corporate governance policies that meet or exceed all of the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the listing guidelines for the New York Stock Exchange ("NYSE").

None of our nominees nor any of their respective immediate family members is an employee of, or a consultant to, or has any other contractual relationship with Cenveo. Further, none of them is or has been a partner of or otherwise employed by any present or former auditor of Cenveo in the past five years and none of them is an officer of a company of which any of the others is also a board member. When elected, we expect that all of our nominees other than Robert G. Burton, Sr. (and Thomas Oliva if he serves as an employee of Cenveo), will be "independent" for purposes of the listing requirements and guidelines of the NYSE (neither Mr. Burton nor Mr. Oliva would satisfy the NYSE's independence guidelines if they serve as employees of Cenveo).

Other Information About the Director Nominees

Our nominees will not receive any compensation from BCM or Goodwood for agreeing to be nominated by us and to serve as directors of Cenveo, if elected pursuant to our solicitation. We have agreed to reimburse our nominees for all reasonable and out of pocket expenses incurred by them in connection with this proxy solicitation and any related proceedings.

According to Cenveo's proxy statement for its 2005 annual meeting, under compensation arrangements currently in effect, non-employee directors received the following during 2004:

•	an annual retainer of $20,000 paid quarterly;

•	$1,500 for each board meeting attended in person;

•	$1,000 for each board meeting attended by telephone;

•	$1,000 for each committee meeting attended in person;

•	$750 for each committee meeting attended by telephone; and

•	non-qualified options for 5,000 shares of common stock under Cenveo's long-term equity incentive plan (these options may be exercised six months following the grant date).

Non-employee directors who were re-elected at Cenveo's 2004 annual meeting also received 2,487 shares of restricted stock valued at approximately $10,000 on May 1, 2004. These shares vested immediately, but were restricted from sale for six months after issuance.

In addition, the chairman of the audit committee received $7,500, the chairman of the compensation and human resources committee received $5,000 and the chairmen of the other board committees received $3,500. Cenveo's lead director was paid an additional stipend of $5,000 for his or her service in such role during the fourth quarter of 2004. Directors who are employees of Cenveo do not receive compensation for their service on the board.

Board members are reimbursed for expenses incurred in connection with their attendance at board meetings and in complying with Cenveo's corporate governance policies. Cenveo also provides directors' and officers' liability insurance and indemnity agreements for its directors.

We expect that our nominees if elected will be paid the same amounts as described above, except that fees received by them for 2005 will be pro rated to reflect the fact that they will be elected in the third quarter.

Each of our nominees has consented to being nominated to the board, being named in this proxy statement as a nominee and serving as a director of Cenveo, if elected pursuant to our solicitation. As permitted by Cenveo's bylaws, if any individual nominee shall be unable or unwilling to serve for any reason, we reserve the right to propose a replacement nominee at the special meeting. Shares represented by the WHITE proxy cards will be voted for any such substitute or additional nominees by us.

If Proposals 1, 3 and 4 are not adopted at the special meeting, it will not be possible for us to elect our nominees to Cenveo's board of directors pursuant to Proposal 6. Even if we obtain the requisite number of votes in favor of Proposal 6, we cannot implement Proposal 6 if we do not obtain the requisite number of votes in favor of Proposals 1, 3 and 4. We therefore urge you to vote not only "FOR" our nominees, but also "FOR" the adoption of each of our proposals, including Proposals 1, 3 and 4.

Information About the "Participants in the Solicitation"

BCM and Goodwood and their nominees and certain other persons are "participants in the solicitation" by BCM and Goodwood of proxies for the special meeting within the meaning of the federal securities laws. Additional information related to the participants in the solicitation, including their beneficial ownership of Cenveo's common stock, is set forth on Annex B to this proxy statement and is incorporated into this proxy statement by reference. Information in this proxy statement about each participant was provided by that participant.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires Cenveo's directors and officers, and persons who own more than 10% of a registered class of Cenveo's equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. The SEC requires us to disclose whether our nominees for directors have filed such reports. Based on representations from such nominees, to our knowledge, all filings by such nominees were made on a timely basis, except that Leonard C. Green did not timely disclose ownership of certain shares when he first filed a Form 3 and did not timely disclose the acquisition of certain shares on a Form 4 that was filed with the SEC on April 11, 2005.

CHANGE OF CONTROL PROVISIONS

In the event of a "change of control" of Cenveo (which may include the election of our nominees):

•	Cenveo's senior lender could declare an "event of default" under the terms of its senior secured credit facility;

•	Cenveo would be required to offer to repurchase its outstanding senior notes and senior subordinated notes;

•	Cenveo could be required to make certain severance payments to its top executives if they are terminated by our director nominees following their election to the board; and

•	all outstanding unvested stock options and restricted stock will vest.

These documents generally provide that a change of control will occur if a majority of Cenveo's directors are not persons who were directors at the time such debt was issued (or such severance arrangements were put into place or the plan under which the options and restricted stock was granted) or whose nomination or election was not approved either by a majority of such directors (or, in the case of such severance arrangements and such plan, at least two-thirds) or by persons whose election or nomination to the board was so approved. Accordingly, we believe that if the incumbent board acts to approve the election of our nominees, no such change of control obligations will be triggered. We further believe that, under these circumstances, the incumbent board's fiduciary duties require it to take such action because the failure to do so could inhibit Cenveo's shareholders from exercising their right to select a board of their choosing and would give the holders of these debt instruments the right to impose a large expense on Cenveo (and would give rise to an obligation on the part of Cenveo to make severance payments in accordance with the terms of the severance arrangements described below) at a time when we believe it does not have the funds required to make such payments. We expect that if the incumbent directors fail to take all actions required to eliminate the application of these change of control provisions, we will pursue appropriate alternatives (including potential legal action against the incumbent directors for breach of their fiduciary duties).

Cenveo's Debt Instruments

According to Cenveo's public filings, certain of Cenveo's debt instruments would potentially impose costs on Cenveo and require Cenveo to take certain actions in the event of a change of control under the Company's debt instruments. The following summary of certain of the provisions of those debt instruments is based on the copies of those documents included in Cenveo's public filings.

Under each of the debt instruments described below, except as otherwise noted, a change of control will be deemed to have occurred on the first day on which a majority of the members of Cenveo's board are not "continuing directors" (generally defined to mean the Cenveo directors as of the date of the debt instrument or directors who were nominated for election or elected to the board with the approval of the continuing directors who were members of the board at the time of the new director's nomination or election).

Senior Secured Credit Facility

Under the terms of Cenveo's credit agreement dated as of March 25, 2004, a change of control is deemed to constitute an event of default, upon which the lenders may terminate the revolving credit commitments and/or declare all loans thereunder to be due and payable. As of July 1, 2005, there was $93.3 million outstanding under this credit agreement.

Senior Notes

As of July 1, 2005, Cenveo had outstanding 9 5/8% senior notes due 2012 in the aggregate principal amount of $350 million. The indenture to which these notes are subject, provides that, upon a change of control, each holder of these notes will have the right to require Cenveo to repurchase all or any part of such holder's notes at an offer price in cash equal to 101% of the principal amount of these Notes, plus accrued and unpaid interest.

Senior Subordinated Notes

As of July 1, 2005, Cenveo had outstanding 7 7/8% subordinated notes due 2013 in the aggregate principal amount of $320 million. The indenture to which these notes are subject provides that, upon a change of control, each holder of these notes will have the right to require Cenveo to repurchase all or any part of such holder's notes at an offer price in cash equal to 101% of the principal amount of such notes, plus accrued and unpaid interest.

Cenveo's Employment Agreements, Benefit Plans and Other Agreements

Cenveo's board of directors has taken affirmative steps to impose costs on any person that may seek to acquire control of Cenveo by requiring payments to its senior top executives in the event of a change of control in Cenveo's board of directors. The following is derived from Cenveo's 2005 proxy statement and other public filings (except that information regarding Mr. Malone's severance agreement is derived from the current report on Form 8-K dated (date of earliest event reported) June 24, 2005, which announced that he had been hired).

Severance Plan

On April 17, 2005, Cenveo's board adopted a severance plan for its senior top executives. The severance plan provides severance benefits upon terminations of employment by Cenveo as a result of permanent layoff or reduction in force, lack of work or job elimination, the sale of a facility, division or business segment or an involuntary termination without cause (as defined in the severance plan). In addition, severance benefits will be provided upon a participant's termination of employment as a result of a relocation of employment of greater than 50 miles or a substantial diminution of the participant's duties, authorities, responsibilities, or status (including title, offices, reporting requirements or supervisory functions).

Upon a severance event, the amount of severance to be paid will be based upon a participant's position. The senior vice presidents for corporate development (Chief Legal Officer) and finance (Chief Financial Officer) and the presidents of Cenveo's commercial and resale segments will be entitled to receive two years of base salary, 12 months outplacement services and 12 months of health benefit continuation reimbursement, and the Company's vice presidents (other than segment vice presidents and segment executive vice presidents) will be entitled to one year of base salary, 12 months outplacement services and 12 months of health benefit continuation reimbursement. Currently seven vice presidents would be covered under the severance plan.

Severance under the severance plan is offset by any other severance payments due under individual agreements or otherwise.

Severance Agreements

Cenveo has entered into severance agreements, triggered by a change of control with Mr. Salbaing, Mr. Davis, Mr. Griffiths and Mr. Conway. These agreements provide that if the executive's employment is terminated in certain circumstances relating to a change of control, the executive will receive:

•	a payment equal to two years' base salary plus two years' target bonus;

•	annual bonus plus the target bonus for the portion of the year completed before termination;

•	reimbursement of post-termination medical and dental premiums; and

•	reimbursement of up to $10,000 for outplacement services.

These agreements include covenants from the executive not to compete with Cenveo for a period of two years after he leaves Cenveo's employ.

Additionally, Cenveo has entered into an employment agreement with Mr. Malone. This agreement provides that if his employment is terminated in certain circumstances relating to a change of control, he will receive:

•	a payment equal to two years' base salary plus two years' target bonus (or, if he is terminated in connection with a change of control before June 22, 2006, one years' base salary plus one years' target bonus);

•	if he is terminated after December 31, 2005, the annual bonus plus the target bonus for the portion of the year completed before termination;

•	reimbursement of post-termination medical and dental premiums; and

•	reimbursement of up to $15,000 for outplacement services.

Absent approval of our nominees by the incumbent board, the election of our nominees to Cenveo's board will be a "change of control" under these severance agreements.

Options and Restricted Stock

As of July 1, 2005, there were an aggregate of 2,093,224 unvested stock options and an aggregate of 679,239 shares of unvested restricted stock. Absent approval of our nominees by the incumbent board, the election of our nominees to Cenveo's board will cause these options and shares to vest.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

How do I vote in person?

If you owned shares of Cenveo's common stock on the record date, July 18, 2005, you may attend the special meeting and vote in person. If you are not the record holder of your shares, please refer to the discussion following the question "What if I am not the record holder of my shares?" If you hold your shares in the name of a bank or broker, you will not be able to vote in person at the special meeting, unless you have previously specially requested and obtained a "legal proxy" from your bank or broker and present it at the special meeting.

When you sign and return the WHITE proxy card you will be voting for our nominees to serve as directors and for adoption of our proposals, unless you appropriately mark your card otherwise.

We believe that it is in the best interest of shareholders to elect our nominees at the special meeting, and strongly recommend a vote "FOR" the election of each of our nominees and "FOR" the adoption of each of our proposals.

How do I vote by proxy?

To vote by proxy, you should complete, sign and date the enclosed WHITE proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your shares in accordance with your instructions at the special meeting, we must receive your proxy as soon as possible but in any event prior to the special meeting.

What if I am not the record holder of my shares?

If your shares are held in the name of a brokerage firm, bank nominee or other institution (a "custodian"), only it can give a proxy with respect to your shares. You may have received either a blank, executed proxy card from your custodian (which you can complete and send directly to BCM and Goodwood) or an instruction card (which you can complete and return to the custodian to direct its voting of your shares). If your custodian has not sent you either a blank, executed proxy card or an instruction card, you may contact the custodian directly to provide it with instructions. If you need assistance, please contact our solicitor, D.F. King & Co., Inc., toll-free at (800) 967-7921 (in the United States) or (212) 269-5550 (collect, for international calls).

If your shares are held in the name of a custodian, and you want to vote in person at the special meeting, you may request a document called a "legal proxy" from the custodian and bring it to the special meeting. If you need assistance, please contact our solicitor, D.F. King & Co., Inc., toll-free at (800) 967-7921 (in the United States) or (212) 269-5550 (collect, for international calls).

What should I do if I receive a GOLD proxy card?

Proxies on the GOLD proxy card are being solicited by the incumbent management and board of Cenveo. If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do not sign or return the GOLD proxy card or follow any voting instructions provided by the incumbent management and board of Cenveo unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a GOLD proxy card to Cenveo, you may revoke it and provide your support for our nominees and our other proposals by signing, dating and returning the enclosed WHITE proxy card.

What if I want to revoke my proxy?

If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so in three ways:

•	by delivering a later-dated proxy to either our proxy solicitor, D.F. King & Co., Inc., or directly to us; or

•	by delivering a written notice of revocation to either our proxy solicitor or directly to us; or

•	by voting in person at the special meeting.

Should I submit a proxy if I plan to attend the special meeting?

Whether you plan to attend the special meeting or not, we urge you to submit a WHITE proxy card. Returning the enclosed WHITE proxy card will not affect your right to attend the special meeting and vote.

Who can vote?

You are eligible to vote or to execute a proxy only if you owned shares of Cenveo's common stock on the record date for the special meeting, July 18, 2005. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the special meeting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares.

Based on information publicly disclosed by Cenveo in its definitive proxy statement, filed with the SEC on August 5, 2005, at the close of business on July 18, 2005, 50,691,249 shares of Cenveo's common stock were entitled to vote.

How many votes do I have?

With respect to each matter to be considered at the special meeting, each shareholder will have one vote for each share of Cenveo's common stock held by it on the record date.

How will my shares be voted?

If you give a proxy on the accompanying WHITE proxy card, your shares will be voted as you direct. If you submit a proxy to BCM and Goodwood without instructions, their representatives will vote your shares in favor of all of our proposals. Submitting a WHITE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the special meeting. As of the date of this proxy statement, neither BCM nor Goodwood knows of any such matters.

Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date by the person who submitted it.

What is a "quorum" and why is it necessary?

Conducting business at the special meeting requires a quorum. For a quorum to exist, shareholders representing a majority of the outstanding shares entitled to vote must be present in person or represented by proxy. Under the Colorado Business Corporation Act, Cenveo's articles of incorporation and bylaws, abstentions and broker non-votes are treated as present for purposes of determining whether a quorum exists.

What vote is required to approve each proposal and how will votes be counted?

If a quorum is present, directors will be elected by a plurality of the votes cast. This means that the seven nominees receiving the highest number of votes will be elected as directors. Cenveo's articles of incorporation do not permit shareholders to cumulate their votes.

Broker-dealers do not have discretionary authority for beneficial owners in contested matters. Since directors will be elected by a plurality of the votes cast, abstentions and broker non-votes will not have the effect of a vote for or against the election of any nominees.

Each of our proposals other than the election of directors will be adopted if votes cast in favor of the proposal exceed the votes cast against the proposal, and abstentions and broker non-votes will therefore have no effect on the proposal.

Am I entitled to appraisal rights?

Cenveo shareholders do not have dissenter's rights of appraisal as a result of this solicitation or the adoption of any of the proposals included in this proxy statement.

How can I receive more information?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please contact our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 967-7921 (in the United States) or (212) 269-5550 (collect, for international calls).

SOLICITATION OF PROXIES

In connection with the solicitation of proxies by BCM and Goodwood for use at the special meeting, proxies may be solicited by mail, courier service, advertisement, telephone, facsimile, electronic mail, internet, television, radio and in person (however, proxies may not be submitted by, or voted over, the Internet). Solicitations may be made, in the manner set forth in this proxy statement, by BCM, Goodwood or any nominee of BCM and Goodwood to the board, none of whom will receive additional compensation for such solicitations. We may request banks, brokerage firms, and other custodians, nominees and fiduciaries to forward all of the solicitation materials to the beneficial owners of the shares of Cenveo common stock they hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to their customers.

We have retained D.F. King & Co., Inc. for solicitation and advisory services in connection with the solicitation of proxies for a fee of up to $120,000, together with reimbursement for its reasonable out-of-pocket expenses. We have also agreed to indemnify D.F. King & Co., Inc. against certain liabilities and expenses (including under federal securities laws). D.F. King & Co., Inc. has informed us that it will employ up to approximately 75 persons to solicit proxies for use at the special meeting.

All expenses associated with any solicitation of proxies by us in connection with the special meeting will be split by BCM and Goodwood. We intend to seek reimbursement from Cenveo upon completion of the solicitation of all expenses incurred by us in connection with our nomination of directors, the submission of our other proposals and this solicitation. We do not intend to seek the approval of Cenveo's shareholders for that reimbursement. We estimate that the costs incidental to this solicitation of proxies, including expenditures for advertising, printing, postage, legal and related expenses will be approximately $600,000. Total costs incurred to the date of this proxy statement by us have been approximately $300,000.

INFORMATION ABOUT CENVEO

We believe that Cenveo's incumbent board also will solicit proxies for use at the special meeting and will furnish a proxy statement in connection with that solicitation. Neither BCM and Goodwood, nor any of the other participants in the solicitation, nor any of their respective affiliates or associates is presently an officer or director of, or otherwise engaged in the management of, Cenveo. Accordingly, we do not have current information concerning Cenveo, Cenveo's shareholders (other than the participants in our solicitation), Cenveo's management, the procedures for submitting proposals for consideration at the next annual meeting of Cenveo's shareholders or certain other matters regarding Cenveo and the special meeting. All of the information in this proxy statement about the foregoing matters has been derived from publicly-available sources that we have been unable to independently verify. Reference for that information is made to management's definitive proxy statement, was filed with the SEC on August 5, 2005.

Under the federal securities laws, we are required to disclose certain information as to the security ownership of Cenveo's management, its current directors and the holders of significant amounts of Cenveo's common stock. That information, which has been obtained from Cenveo's definitive proxy statement for the special meeting of shareholders filed with the SEC, on August 5, 2005 is provided in Annex C.

* * * * *

Some of the statements in this proxy statement may constitute "forward-looking statements," which for this purpose include all statements that are not of historical facts. The actual future financial performance of Cenveo could differ materially from those anticipated by these forward-looking statements. Particularly given the condition to which Cenveo has been reduced under its current board and management, there can be no assurance that we or our nominees to the board of Cenveo will succeed in our and their efforts to turn Cenveo around.

* * * * *

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Call toll free: (800) 967-7921
Banks and Brokers, call collect: (212) 269-5550

or

Robert G. Burton, Jr. Burton Capital Management, LLC 100 Northfield Street Greenwich, CT 06830 (203) 302-3700	Robert T. Kittel Goodwood Inc. 212 King Street West, Suite 201 Toronto, Ontario M5H 1K5 Canada (416) 203-2022

ANNEX A
PROPOSED AMENDMENTS TO BYLAWS

Proposal 1

Following is the text to the amendment to Cenveo's bylaws set forth in Proposal 1:

"Delete Section 3.1 of Cenveo's bylaws in its entirety and replace it with the following:

'Section 3.1. Number; Qualifications. The number of directors shall be as fixed in such a manner as may be determined by the vote of not less than a majority of the directors then in office or by the shareholders, but shall not be less than one. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. A director need not be a stockholder of the corporation. A majority of the directors may elect from its members a chairman, who shall also serve as chairman of any annual or special meeting of the stockholders. The chairman, if any, shall hold this office until his successor shall have been elected and qualified.' "

Proposal 2

Following is the text to the amendment to Cenveo's bylaws set forth in Proposal 2:

"Delete Section 3.2 of Cenveo's bylaws in its entirety and replace it with the following:

'Section 3.2.    Reserved.' "

A-1

ANNEX B
INFORMATION ABOUT THE "PARTICIPANTS IN THE SOLICITATION"

Under applicable SEC regulations, BCM, Goodwood, their nominees to the board of Cenveo (i.e., Robert G. Burton, Sr., Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, Michael W. (Max) Harris, Thomas Oliva and Robert T. Kittel), as well as Robert G. Burton, Jr., Michael G. Burton, Joseph P. Burton, Gina Zambrana, Donald Zegzdryn, Brendan Tobin, Colin Christ, Stephen Winslow, Thomas Higgins, Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, The Goodwood Fund 2.0 Ltd., KBSH Goodwood Canadian Long/Short Fund, Peter H. Puccetti and J. Cameron MacDonald are deemed to be "participants" in their solicitation of proxies from Cenveo's shareholders to vote in favor of the election of the directors they have nominated and the approval of their other proposals.

Background of the Participants, Etc.

The following is the principal occupation or employment of each of the participants in the solicitation:

•	The principal occupation or employment of each of the nominees for director is listed in the proxy statement under "Election of Directors — Background of the Director Nominees."

•	BCM is principally engaged in making investments.

•	Robert G. Burton, Jr. is the President of BCM.

•	Michael G. Burton, Joseph P. Burton, Gina Zambrana and Donald Zegzdryn are employees of BCM.

•	Brendan Tobin, Stephen Winslow and Colin Christ are independent investors and/or investment consultants.

•	Thomas Higgins is a physician at Westchester Pathology Associates.

•	Goodwood Inc. is the sole investment manager of each of Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, The Goodwood Fund 2.0 Ltd. and KBSH Goodwood Canadian Long/Short Fund. Each of Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, The Goodwood Fund 2.0 Ltd. and KBSH Goodwood Canadian Long/Short Fund is principally engaged in making investments. 1354037 Ontario Inc. owns all of the capital stock of Goodwood Inc. Peter H. Puccetti and J. Cameron MacDonald are the executive officers and directors of 1354037 Ontario Inc. Mr. Puccetti is the Chairman and Chief Investment Officer, Mr. MacDonald is the Chief Executive Officer and they are directors of Goodwood Inc. Curt S. Cumming is the other executive officer and director of Goodwood Inc.

During the past ten years, none of the participants in the solicitation has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

Transactions in Cenveo Securities

Information relating to each participant's business address and additional information concerning transactions in shares of common stock of Cenveo during the past two years is as follows:

Name and Business Address	Date	Number of Shares Acquired or (Disposed of)	Notes
Burton Capital Management, LLC	1/13/05	7,500	(a	)
100 Northfield Street	1/14/05	400	(a	)
Greenwich, CT 06830	1/14/05	2,000	(a	)
	1/14/05	90,100	(a	)
	1/19/05	4,600	(a	)
	1/21/05	22,000	(a	)
	1/24/05	21,800	(a	)
	2/1/05	30	(a	)

Name and Business Address	Date	Number of Shares Acquired or (Disposed of)	Notes
	2/1/05	33,300	(a	)
	2/8/05	82,250	(a	)
	2/9/05	167,785	(a	)
	2/10/05	67,100	(a	)
	2/14/05	50	(a	)
	2/14/05	68,200	(a	)
	2/15/05	1,700	(a	)
	2/15/05	48,300	(a	)
	2/16/05	250,000	(a	)
	2/17/05	404,100	(a	)
	2/22/05	66,800	(a	)
	2/22/05	250,000	(a	)
	2/23/05	200,000	(a	)
	2/24/05	5,900	(a	)
	2/25/05	99,500	(a	)
	2/28/05	141,400	(a	)
	2/28/05	232,300	(a	)
	3/4/05	6,100	(a	)
	3/4/05	100	(a	)
	3/7/05	16,000	(a	)
	3/8/05	5,600	(a	)
	3/9/05	27,200	(a	)
	3/11/05	5,000	(a	)
	3/28/05	227,700	(a	)
	3/29/05	100,000	(a	)
	3/29/05	161,400	(a	)
	3/30/05	64,300	(a	)
	3/30/05	130,400	(a	)
	3/31/05	68,800	(a	)
	3/31/05	150,000	(a	)
	4/1/05	100,000	(a	)
	4/1/05	142,000	(a	)
	4/1/05	300,000	(a	)
	4/4/05	169,296	(a	)
	4/5/05	104,859	(a	)
	4/6/05	43,188	(b	)
	5/24/05	20,183

Robert G. Burton, Sr.	—	—
100 Northfield Street
Greenwich, CT 06830

Robert G. Burton, Jr.	2/10/05	10,000
100 Northfield Street	2/11/05	800
Greenwich, CT 06830	2/14/05	4,200
	2/15/05	1,300
	2/16/05	2,800
	2/17/05	5,900
	4/7/05	20,000

Name and Business Address	Date	Number of Shares Acquired or (Disposed of)	Notes

Michael G. Burton	3/9/04	5,000
100 Northfield Street	3/10/04	2,500
Greenwich, CT 06830	2/1/05	12,500
	3/28/05	100
	3/28/05	100
	3/30/05	800
	3/30/05	1,200
	3/31/05	1,800
	4/7/05	5,000
	4/7/05	9,800
	4/7/05	3,000
	4/7/05	100
	4/7/05	6,100
	4/7/05	1,000
	4/7/05	5,000
	5/24/05	6,492

Joseph P. Burton	3/9/04	2,000
100 Northfield Street	4/27/04	(500)
Greenwich, CT 06830	5/7/04	2,000
	1/25/05	8,000
	1/26/05	500
	1/31/05	2,000
	1/31/05	6,000
	2/4/05	400
	2/7/05	9,000
	2/8/05	600
	2/9/05	15,000
	3/29/05	13,500
	5/24/05	4,997
Gina Zambrana	5/24/05	3,246
100 Northfield Street
Greenwich, CT 06830

Donald Zegzdryn	2/10/05	13,500
100 Northfield Street	3/28/05	12,000
Greenwich, CT 06830

Thomas Oliva	5/24/05	12,984
21380 N. Middletown Drive
Kildeer, IL 60047

Brendan Tobin	4/7/05	14,000
193 Sound Beach Avenue, North Apartment	5/24/05	1,000
Old Greenwich, CT 06870

Name and Business Address	Date	Number of Shares Acquired or (Disposed of)	Notes
Colin Christ	4/7/05	6,219
116 Woodbury Avenue	5/24/05	1,298
Stamford, CT 06907

Leonard C. Green	2/18/05	100
900 Route 9, 6th Floor	3/22/05	1,000
Woodbridge, NJ 07905	3/23/05	600
	3/23/05	400
	3/24/05	1,000
	3/28/05	1,000
	3/30/05	3,000
	3/18/05	2,500
	3/24/05	1,000
	3/24/05	700
	3/24/05	700
	3/24/05	700
	3/24/05	700
	3/24/05	700
	3/22/05	1,000
	3/23/05	1,000
	3/24/05	1,000
	3/28/05	1,000
	3/30/05	3,000
	3/24/05	700
	3/24/05	300
	3/24/05	400
	3/24/05	700
	3/24/05	700
	4/5/05	(300)
	4/5/05	(400)
	3/24/05	1,000
	4/5/05	(100)
	4/5/05	(200)
	4/5/05	(700)
	3/24/05	700
	4/5/05	(700)
	3/24/05	700
	4/5/05	(700)
	4/7/05	8,500
	4/7/05	71,500
	5/24/05	104,000

Stephen Winslow	4/7/05	5,000
15 Arlington Road	5/24/05	2,100
Stamford, CT 06902

Name and Business Address	Date	Number of Shares Acquired or (Disposed of)	Notes

Thomas Higgins	—	—
400 East Main Street
Mount Kisco, NY 10549

Goodwood Inc.	—	—
212 King Street West, Suite 201
Toronto, Ontario M5H 1K5 Canada

1354037 Ontario Inc.	—	—
212 King Street West, Suite 201
Toronto, Ontario M5H 1K5 Canada

Goodwood Fund	4/4/05	179,904
212 King Street West, Suite 201	4/5/05	112,841
Toronto, Ontario M5H 1K5 Canada	4/6/05	49,112
	4/7/05	164,500

Goodwood Capital Fund	4/4/05	17,500
212 King Street West, Suite 201	4/5/05	10,700
Toronto, Ontario M5H 1K5 Canada	4/6/05	3,800
	4/7/05	15,500

Arrow Goodwood Fund	4/4/05	104,100
212 King Street West, Suite 201	4/5/05	64,300
Toronto, Ontario M5H 1K5 Canada	4/6/05	24,700
	4/7/05	77,200

The Goodwood Fund 2.0 Ltd.	4/4/05	16,300
212 King Street West, Suite 201	4/5/05	8,700
Toronto, Ontario M5H 1K5 Canada	4/6/05	3,300
	4/7/05	10,400

KBSH Goodwood Canadian Long/Short Fund	4/4/05	2,900
212 King Street West, Suite 201	4/5/05	2,100
Toronto, Ontario M5H 1K5 Canada	4/6/05	900
	4/7/05	2,400

Peter H. Puccetti	—	—
212 King Street West, Suite 201
Toronto, Ontario M5H 1K5 Canada

J. Cameron MacDonald	—	—
212 King Street West, Suite 201
Toronto, Ontario M5H 1K5 Canada

Robert T. Kittel	—	—
212 King Street West, Suite 201
Toronto, Ontario M5H 1K5 Canada

Name and Business Address	Date	Number of Shares Acquired or (Disposed of)	Notes

Patrice M. Daniels	—	—
116 32nd Street
Manhattan Beach, CA 90266

Mark J. Griffin	—	—
Eagle High School
45 Glenville Road
Greenwich, CT 06831

Michael W. Harris	—	—
8500 South Tyron Street
Charlotte, NC 28273

(a)	Includes shares purchased by Burton Capital Management, LLC, Gina Zambrana, Thomas Oliva, Colin Christ, Leonard C. Green, Stephen Winslow, Thomas Higgins, Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, The Goodwood Fund 2.0 Ltd. or KBSH Goodwood Canadian Long/Short Fund.

(b)	Includes shares purchased by Burton Capital Management, LLC, Gina Zambrana, Thomas Oliva, Colin Christ, Leonard C. Green, Stephen Winslow or Thomas Higgins.

Arrangements, Interests and Transactions

No participant in the solicitation by BCM and Goodwood is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Cenveo, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. BCM and Goodwood have agreed, however, to share the expenses of the solicitation and, as discussed under "Solicitation of Proxies," expect to seek reimbursement from Cenveo upon completion of the solicitation.

The director nominees expect to name Robert G. Burton, Sr. as Cenveo's Chairman and Chief Executive Officer. Except as set forth in the prior sentence or elsewhere in this proxy statement, no participant in the solicitation by BCM and Goodwood, no nominee of BCM and Goodwood for director and no associate of any of the foregoing persons and no person who is a party to any arrangement or understanding pursuant to which a nominee of BCM and Goodwood is proposed to be elected has any arrangement or understanding with any person with respect to any future employment by Cenveo or its affiliates or with respect to any future transactions to which Cenveo or any of its affiliates will or may be a party.

As discussed in the proxy statement under the heading "Election of Directors — Other Information About the Director Nominees," participants in the solicitation who were nominated by BCM and Goodwood are expected to receive the same compensation from Cenveo in exchange for their services as directors, if elected, as Cenveo's directors have received in the past. These nominees also have an interest in the solicitation through the arrangements described in the proxy statement under the same heading.

ANNEX C
CERTAIN BENEFICIAL OWNERS OF CENVEO

The following table sets forth certain information from Cenveo's definitive proxy statement for the special meeting of shareholders filed with the SEC as of August 5, 2005 with respect to the beneficial ownership of shares of common stock at that time by:

•	each person who was known to Cenveo to beneficially own more than 5% of the outstanding shares of common stock;

•	each director of Cenveo;

•	each executive officer of Cenveo; and

•	all executive officers and directors of Cenveo as a group.

Unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares shown. This information is presented as reported by Cenveo in the filing referenced above.

Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Burton Capital Management, LLC(a)	5,427,934	10.7%
Goodwood Inc.
FMR Corp.(b)	3,314,130	6.5
82 Devonshire Street
Boston, MA 02109
Oz Management, L.L.C.(c)	3,121,300	6.2
9 West 57th Street, 39th Floor
New York, NY 10019
Ronald Gutfleish	2,801,600	5.5
c/o Elm Ridge Management, LLC
747 Third Avenue, 33rd Floor
New York, NY 10017
Cenveo 401(k) Savings and Retirement Plan(d)	2,682,368	5.3
c/o Cenveo, Inc.
8310 S. Valley Hwy., #400
Englewood, CO 80112
Directors and Executive Officers
Thomas E. Costello(e)	27,246		*
Paul F. Kocourek(f)	16,335		*
James R. Malone (g)	300,000		*
Martin J. Maloney(e)	27,246		*
David M. Olivier(e)	27,246		*
Jerome W. Pickholz(h)	94,800		*
Alister W. Reynolds(i)	114,143		*
Susan O. Rheney(j)	78,422		*
Wellington E. Webb(f)	6,335		*
Michel P. Salbaing(k)	260,061		*
Allen C. Conway(l)	2,000		*
Gordon A. Griffiths(m)	244,750		*
All directors and officers as a group (13 persons)(n)	1,805,743	3.6

*	Less than 1%.

(a)	BCM, Goodwood, Robert G. Burton, Sr., Robert G. Burton, Jr., Michael G. Burton, Joseph P.

C-1

Burton, Gina Zambrana, Donald Zegsdryn, Thomas Oliva, Brendan Tobin, Colin Christ, Leonard C. Green, Stephen Winslow, 1354037 Ontario Inc., Goodwood Fund, Goodwood Capital Fund, Arrow Goodwood Fund, The Goodwood Fund 2.0 Ltd., KBSH Goodwood Canadian Long/Short Fund, Peter H. Puccetti and J. Cameron MacDonald are deemed to constitute a group under the applicable rules of the SEC and may be deemed to beneficially own all of the shares owned by each member of the group. The Schedule 13D/A filed with the SEC on June 10, 2005 by the members of the group contains additional information about the holdings of each member thereof.

(b)	Fidelity Management & Research Company is a registered investment adviser and a wholly owned subsidiary of FMR Corp. This amount reflects the shares held by its clients based solely on such holder's Schedule 13G filed with the SEC on February 14, 2005

(c)	OZ Management, L.L.C. serves as principal investment management to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over such shares, including 2,968,513 shares (representing approximately 6.1% of Cenveo's outstanding common stock)owned by OZ Master Fund, Ltd. The address for OZ Master Fund, Ltd. is c/o Goldman Sachs (Cayman)Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands. Mr. Daniel S. Och is the Senior Managing Member of OZ Management, L.L.C. and, as such, may be deemed to be the beneficial owner of the shares reported as owned by such entity. All of the foregoing information is based solely on such holder's Schedule 13G filed with the SEC on April 1, 2005.

(d)	Shares held are voted by trustee Putnam Fiduciary Trust Company at the direction of participants. Certain of these shares are held by executive officers of Cenveo as indicated in the footnotes above.

(e)	Includes stock options for 26,335 shares.

(f)	Includes stock options for 6,335 shares.

(g)	Includes stock options for 25,000 shares.

(h)	Includes stock options for 53,735 shares.

(i)	Includes stock options for 21,335 shares.

(j)	Includes 54,600 shares held by the Rheney Living Trust of which Ms. Rheney is a trustee and stock options for 26,335 shares.

(k)	Includes stock options for 162,875 shares.

(l)	Includes stock options for 2,000 shares.

(m)	Includes 45,000 shares held by his spouse and stock options for 97,750 shares.

(n)	Includes stock options for 819,253 shares.

C-2

IMPORTANT

Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1.	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to D.F. King & Co., Inc., in the postage-paid envelope provided today.

2.	If you have previously signed and returned a GOLD proxy card to Cenveo, you have every right to change your vote. Only your latest dated card will count. You may revoke any GOLD proxy card already sent to Cenveo by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2005 Special Meeting by delivering a written notice of revocation or a later dated proxy for the 2005 Special Meeting to D.F. King & Co., Inc., or by voting in person at the 2005 Special Meeting.

3.	If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

4.	After signing the enclosed WHITE proxy card, do not sign or return the GOLD proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement or need help voting your shares, please contact our proxy solicitor:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Call Toll-Free: (800) 967-7921
Banks and Brokerage Firms Call Toll-Free: (212) 269-5550

or

Robert G. Burton, Jr. Burton Capital Management, LLC 100 Northfield Street Greenwich, CT 06830 (203) 302-3700	Robert T. Kittel Goodwood Inc. 212 King Street West, Suite 201 Toronto, Ontario M5H 1K5 Canada (416) 203-2022

PROXY CARD
CENVEO, INC.

Proxy for Special Meeting of Shareholders — September 14, 2005

THIS PROXY IS SOLICITED BY: BURTON CAPITAL MANAGEMENT, LLC and GOODWOOD INC.

    The undersigned shareholder(s) of Cenveo, Inc., a Colorado corporation (hereinafter the "corporation"), hereby appoint(s) Robert G. Burton, Jr. and Robert T. Kittel and each or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the corporation's special meeting of shareholders to be held on Wednesday, September 14, 2005 at 7:00 a.m., local time, at the Manor House Restaurant, 1 Manor Road, Littleton, Colorado, and at all postponements or adjournments thereof, and, hereby revoking any proxies previously given, to vote all shares of the corporation's common stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth below.

Each properly executed proxy will be voted in accordance with the specifications made below and in the discretion of the proxies on any other matter that may come before the meeting. Where no choice is specified, this proxy will be voted FOR each of the proposals set forth below.

Burton Capital Management, LLC and Goodwood Inc. recommend a vote FOR Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5 and FOR the election of each nominee listed in Proposal 6 below.

1.	Proposal to amend the corporation's bylaws to permit the shareholders to fix the number of directors constituting the entire board.

FOR AGAINST ABSTAIN

2.	Proposal to repeal provision in the corporation's bylaws that may purport to require vacancies on the board of directors to be filled by directors.

FOR AGAINST ABSTAIN

3.	Proposal to remove all persons currently serving as directors of the corporation and any other persons elected to the corporation's board of directors prior to the special meeting.

FOR AGAINST ABSTAIN

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE

(Continued, and to be signed and dated, on the reverse side.)

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

4.	Proposal to set the size of the corporation's board at seven persons.

FOR AGAINST ABSTAIN

5.	Proposal to repeal each provision of or amendment to the corporation's bylaws (other than the amendments added or adopted pursuant to Proposals 1 and 2) adopted after the version of the bylaws filed by the corporation with the SEC as Exhibit 3.2 to the corporation's current report on Form 8-K dated (date of earliest event reported) April 17, 2005.

FOR AGAINST ABSTAIN

6.	Election of seven directors FOR all nominees listed WITHHOLD AUTHORITY (except as marked to the contrary) to vote for all listed nominees

Nominees: Robert G. Burton, Sr., Patrice M. Daniels, Leonard C. Green, Mark J. Griffin, Michael W. Harris, Thomas Oliva and Robert T. Kittel

(Instruction: To withhold authority to vote for any individual nominee, circle that nominee's name in the list provided above.)

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5 and FOR each nominee listed in Proposal 6 and in accordance with their discretion on such other matters as may properly come before the meeting.

Dated: ____________________________, 2005

Signature(s)
(Signature(s) should conform to names as registered. For jointly owned shares, each owner should sign. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give full title).

PLEASE MARK, SIGN AND DATE THIS PROXY ON THIS SIDE